EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Press Release Dated February 16, 2006
(furnished, not filed)

ViaVid Broadcasting Reports Fiscal 2006 Third Quarter and Nine-Month Results

February 16, 2006 – ViaVid Broadcasting Inc. (OTC-BB: VVDB), a provider of teleconferencing, web conferencing, transcription and support services, has announced its third quarter results for the three and nine-month periods ending December 31, 2005.

For the quarter and nine months ended December 31, 2005, revenues were $355,165 and $1,004,115, respectively, compared to $258,732 and $739,128 in the comparable periods of the previous year. On an annual basis, revenues increased 37% for the quarter and 35.8% for the year-to-year nine-month periods. Sequential quarterly revenues in the quarter increased 7% from $330,774 in the second quarter to $355,165 in the third quarter. This is the seventeenth quarter of sequential revenue growth.

Net income for the quarter was $4,081, or $0.00 per share, compared to a loss of ($8,035), or ($0.00) per share, in the same quarter last year. This is the first time in the Company’s history that it has achieved an operating profit. Net loss for the first nine months of the fiscal year was ($17,289), or ($0.00) per share, compared to ($84,226), or ($0.01) per share, in the comparable prior period.

For the quarter and nine months ended December 31, 2005, our operating expenses were $351,340 and $1,022,183, respectively, compared to 267,783 and $824,010 in the comparable periods of the previous year. The increased operating expenses are primarily the result of increased conferencing costs incurred from the increase in conferencing business.

Cash and receivables at December 31, 2005 were $394,714, while Accounts Payable and accrued liabilities were at $392,081.

     Cautionary Statement: This press release includes “forward-looking statements” as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein and elsewhere concerning VIAVID include, but are not limited to, our plans and objectives for our future operations, including plans or objectives relating to our services, , our plans and objectives regarding revenues and expenses in future periods, our needs for capital expenditures, our ability to maintain our competitive position, our plans and objectives and needs to raise additional capital, the terms on which such capital can be raised, the period over which any capital available currently to us or raised in the future will be sufficient to meet our current or future levels of operating and other expenses, and our plans regarding the uses of that capital, as well as any other prospective financial information concerning us. We cannot assure you that we will be successful in growing our user and customer base as we plan, attracting companies to use our Internet-based communication services for the dissemination of their news information, realizing material amounts of webcasting or other revenues, achieving any commercial advantage relative to other financial news dissemination media companies or raising the additional capital required to support our operations or the terms and conditions on which such capital can be raised. If our assumptions are incorrect or our webcasting or other growth plans or plans to realize revenues or raise additional capital fail to materialize, we may be unsuccessful in developing as a viable business enterprise. Under such circumstance your entire investment will be in jeopardy and may be lost. Our business plan has evolved over time, and we expect that our plans will evolve further in the future. We caution you that various risk factors relating to our forward looking statements are described, among other places, in our Annual Reports on Form 10K-SB, Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

VIAVID BROADCASTING INC.
CONDENSED STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004

REVENUE
Income	$355,165	$258,732	$1,004,115	$739,128

EXPENSES
Amortization	5,594	5,804	16,040	16,642
Conference calls	174,002	138,231	452,700	353,547
Consulting	76,977	51,525	245,684	210,451
Interest	-	1,126	-	3,433
Office and miscellaneous	53,364	41,649	177,653	128,954
Professional fees	13,285	5,717	49,431	38,904
Rent	8,939	4,869	26,114	13,119
Salaries and benefits	17,820	16,929	51,370	54,326
Travel and promotion	1,359	1,933	3,191	4,634

	351,340	267,783	1,022,183	824,010

Income (Loss) before other items
	3,825	(9,051)	(18,068)	(84,882)

OTHER ITEMS
Gain on sale of property and	-	913	-	456
equipment
Interest income	256	103	779	200

Net income (loss)	4,081	(8,035)	(17,289)	(84,226)

Other comprehensive loss	(5,081)	(17,475)	(20,223)	(23,859)

Comprehensive income (loss)	$(1,000)	$(25,510)	$(37,512)	$(108,085)

Basic and diluted loss per common
share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of
shares of common stock
outstanding	14,988,000	14,838,000	14,988,000	14,587,437

For more information regarding this release please contact:

ViaVid Broadcasting Inc.
Bob Gamon
Tel: 1-888-562-0262